Exhibit 99.1

Heinz Adjusted EBITDA reconciliation

	Predecessor	Predecessor/Successor(a)		Successor
	12 Months Ended			3 Months Ended		12 Months Ended
(In millions, unless otherwise stated)	December 28, 2012(b)	December 29, 2013	December 28, 2014	March 30, 2014	March 29, 2015	March 29, 2015(b)
Income from continuing operations, net of tax	$1,134	$75	$672	$198	$279	$753
Interest expense, net	257	516	653	163	191	681
Provision for/(benefit from) income tax	215	(71)	131	51	68	148
Depreciation, including accelerated depreciation for restructuring	294	375	430	147	65	348
Amortization(c)	41	70	100	24	25	101

EBITDA	1,941	965	1,986	583	628	2,031
Amortization of inventory step-up	—	383	—	—	—	—
Merger related costs	—	315	—	—	7	7
Severance related costs	46	276	175	54	5	126
Other restructuring charges(d)	54	73	56	14	10	52
Asset write-offs	—	2	79	7	2	74
Unrealized gain on derivative instruments	—	(118)	—	—	—	—
Loss from the extinguishment of debt	—	129	—	—	—	—
Foodstar earn-out(e)	—	12	—	—	—	—
Other items(f)	(8)	(11)	200	9	25	216
Impairment loss on indefinite-lived trademarks	—	—	221	—	—	221
Other expense/(income), net(g)	15	63	115	21	(29)	65
Stock based compensation(h)	55	23	8	1	3	10

Adjusted EBITDA	$2,103	$2,112	$2,840	$689	$651	$2,802

(a)	The 12 months ended December 29, 2013 includes 24 weeks from the predecessor period December 24, 2012—June 7 2013 and 29 weeks from the successor period February 8, 2013—December 29, 2013. Income/(loss) from continuing operations, net of tax was $141 and ($66) for these periods respectively.
(b)	Derived from internal accounting records but does not represent a fiscal period of the company.
(c)	Excludes amortization of deferred financing costs and bond discounts which are recorded in interest expense.
(d)	Includes other restructuring charges associated with other implementation costs, primarily for professional fees, and contract and lease termination costs.
(e)	Earn-out payments relating to Heinz’s acquisition of Foodstar Holding Pte in 2011, a manufacturer of soy sauces and fermented bean curd in China, contingent upon certain net sales and EBITDA targets.
(f)	The Successor periods include incremental costs primarily for additional warehousing and other logistics costs incurred related to the U.S. rollout of the SAP enterprise resource planning software suite, which was launched in the second quarter of 2014, along with equipment relocation charges, severance and consulting and advisory charges not specifically related to restructuring activities and other items that management believes do not directly reflect our core operations.
(g)	In all periods, primarily represents net currency gains and loss related to foreign currency translation hedge contracts and foreign currency transactions. The predecessor periods also include write-offs of tax indemnity receivables with an offsetting benefit in income tax expense related to the reversal of an uncertain income tax liability due to the expiration of the statute of limitations in a foreign tax jurisdiction.
(h)	Stock-based compensation expense and expense associated with the former Long-term Performance Program.